Exhibit 10.15

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of December 15, 2006 (the “Closing Date”), is made by and among SAFLINK Corporation, a Delaware corporation (“SFLK”), and Litronic, Inc., a Delaware corporation (“Litronic,” and together with SFLK, “Seller”), RDSK, Inc., a California corporation (the “Buyer”), and, for purposes of Sections 6 and 7 only, KRDS, Inc., a California corporation “KRDS”), and, for purposes of Sections 4 and 7 only, Kris Shah (“Kris”), Ramesh Shah (“Ramesh”), and Dilip Shah (“Dilip”).

RECITALS

A. On August 6, 2004, SFLK acquired Litronic, which designs and develops data and communication security solutions for both corporate and government institutions (the “Litronic Business”).

B. The parties hereto desire that Seller sell to Buyer, and that Buyer purchase from Seller, certain assets and liabilities of the Litronic Business on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Purchase of Assets.

1.1 Assets to be Sold. On the Closing Date, subject to the terms and conditions of this Agreement, Seller shall sell, transfer, convey, assign and deliver (with physical delivery to be in accordance with Exhibit A) (collectively, “Transfer”), or cause to be Transferred, to Buyer, free and clear of all liens, security interests, pledges, mortgages and encumbrances incurred on or after August 6, 2004 (collectively, “Encumbrances”), except as described on Exhibit A, and Buyer shall purchase and acquire, all of Seller’s right, title and interest in and to all of the following assets and rights (collectively, the “Purchased Assets”):

(a) Tangible Assets. All furniture, furnishings, fixtures, machinery, equipment and other goods and tangible assets physically located at 17861 Cartwright Road, Irvine, California (the “Litronic Facility”), plus those tangible assets and items of equipment not located at the Litronic Facility and specifically set forth in Part 1.1(a) of Exhibit A hereto.

(b) Assumed Contracts. The contracts and agreements, purchase orders, sales orders, sale and distribution agreements and other instruments and agreements set forth in Part 1.1(b) of Exhibit A hereto (collectively, the “Assumed Contracts”).

(c) Intellectual Property. The trade names, trademarks, service marks, domain names, patents and patent applications described in Part 1.1(c) of Exhibit A hereto, and the telephone and telefax numbers used at the Litronic Facility as listed on Part 1.1(c) of Exhibit A hereto (collectively, the “Intellectual Property”).

(d) Inventory. All inventory located at the Litronic Facility, including but not limited to, supplies, materials, work in process, finished goods, forms and supplies, including those items specified on Part 1.1(d) of Exhibit A hereto (subject to the provisions of Section 5.7, collectively, the “Inventory”).

(e) Customer Information. The mailing lists, customer lists, supplier lists, vendor data, billing data, marketing information and procedures, sales and customer files, standard forms of documents, manuals of operations or business procedures and other similar procedures, and other information of Seller that relate to the Purchased Assets, as listed on Part 1.1(e) of Exhibit A hereto.

1.2 Excluded Assets. Seller and Buyer expressly understand and agree that Seller is not Transferring to Buyer, and Buyer is not purchasing from Seller, pursuant to this Agreement any of the assets or rights of Seller other than the Purchased Assets specifically set forth in Section 1.1 (collectively, the “Excluded Assets”). For purposes of this Agreement, “Excluded Assets” shall specifically include (but shall not be limited to) the items set forth on Exhibit B hereto.

1.3 Assumption of Liabilities. Subject to and upon the terms and conditions of this Agreement, effective as of the Closing Date, Buyer agrees to assume from Seller and to pay, perform and discharge according to their terms the following Liabilities (as defined below) of Seller (the “Assumed Liabilities”):

(a) Liabilities under the Purchased Assets, including the Assumed Contracts, arising from and after the Closing Date, other than (A) Liabilities performed or paid, or required under any Purchased Asset or Assumed Contract to have been performed or paid, prior to the Closing Date, and (B) Liabilities arising from any breach or default of any Assumed Contract to the extent occurring (or arising from facts and/or activities occurring) prior to the Closing Date; and

(b) Those other Liabilities identified on Exhibit C hereto.

For purposes of this Agreement, “Liabilities” shall mean any direct or indirect liability, indebtedness, obligation or guarantee, whether known or unknown, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due, or whether liquidated or unliquidated.

1.4 Consideration. Subject to the terms and conditions of this Agreement, in consideration of, and in payment in full for, the Transfer of the Purchased Assets, Buyer shall (a) on the Closing Date, cause the real property lease between KRDS and Litronic for the Litronic Facility (the “Lease”), to be cancelled in its entirety, as set forth in Section 6, (b) cause KRDS to agree to the waiver and release of Seller set forth in Section 7, and (c) pay Seller the book value, as set forth on attached Exhibit A hereto, for all Inventory sold by Buyer, provided, that Buyer shall deliver payment to Seller for such Inventory sold within ten days of the receipt of proceeds from any such sale of Inventory (collectively, the “Purchase Price”).

2. The Closing.

2.1 Deliveries by Seller. On the Closing Date, subject to the terms and conditions of this Agreement, Seller shall deliver to Buyer the following:

(a) An executed copy of this Agreement;

(b) A bill of sale made by Seller in favor of Buyer, substantially in the form attached hereto as Exhibit D, to be effective as of the Closing Date (the “Bill of Sale”);

(c) An assignment and assumption agreement between Buyer and Seller, substantially in the form attached hereto as Exhibit E, to be effective as of the Closing Date (the “Assignment and Assumption Agreement”);

(d) A trademark assignment substantially in the form attached hereto as Exhibit F;

(e) A patent assignment substantially in the form attached hereto as Exhibit G;

(f) Such third party consents necessary to Transfer the Assumed Contracts to Buyer, except as set forth on Exhibit A hereto; and

(g) Such other instruments of sale and assignment as shall, in the reasonable judgment of Buyer and Seller, be effective to vest in Buyer on the Closing Date all of Seller’s right, title and interest in and to the Purchased Assets and to assign and Transfer to Buyer all of the Assumed Liabilities (the “Other Instruments” and, collectively with the Bill of Sale, the Assignment and Assumption Agreement and this Agreement, the “Transaction Documents”).

2.2 Deliveries By Buyer. On the Closing Date, subject to the terms and conditions of this Agreement, Buyer shall deliver to the Seller the following:

(a)	A copy of this Agreement executed by Buyer, Kris, Ramesh and Dilip;

(b)	A copy of the Bill of Sale executed by Buyer;

(c)	A copy of the Assignment and Assumption Agreement executed by Buyer; and

(d)	Such Other Instruments as reasonably requested by Seller.

2.3 Further Assurances. Seller and Buyer hereby agree that each of them will execute and deliver any and all documents and instruments in addition to those provided for herein that may be reasonably necessary or appropriate to effectuate the provisions of this Agreement, whether before, at or after the Closing Date, including, but not limited to, such confirmatory conveyances and assignments of the Purchased Assets as Buyer may reasonably request or regarding the Assumed Liabilities as Seller may reasonably request.

3. Representations and Warranties by Seller; As-Is, Where-Is Basis. Seller hereby represents and warrants the following to be true and correct in all respects as of the Closing Date:

3.1 Power and Authority. Seller has full corporate power and authority to enter into and perform this Agreement and all of the transactions contemplated by this Agreement. This Agreement is, and each other Transaction Document to be executed by Seller, when executed and delivered by Seller, will be, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally.

3.2 No Conflict. The execution and the delivery by Seller of this Agreement and the other Transaction Documents to which Seller is or will be a party, do not, and the consummation of the transactions contemplated herein and therein and compliance with the provisions hereof and thereof will not, conflict with, result in a breach of, or constitute a default (with or without notice or lapse of time, or both) under or violation of, any provision of the Certificate of Incorporation or Bylaws of Seller. Except for such consents, authorizations, filings, and approvals required by applicable laws or regulations, no consent of any third party is required to be obtained on the part of Seller to permit the consummation of the transactions contemplated in this Agreement or the other Transaction Documents to which Seller is or will be a party.

3.3 Title to Assets. Seller has good, indefeasible and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, and title to the Purchased Assets shall be transferred by Seller to Buyer free and clear of all Encumbrances, except in each case with respect to imperfections or irregularities of title or Encumbrances of which Kris, Ramesh or Dilip have knowledge assuming due inquiry or as would not have a material adverse effect on the Litronic Business.

3.4 No Warranties. Except as expressly set forth in this Section 3, Seller makes no representation or warranty, express or implied, at law or inequity, in respect of any of the Purchased Assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warrants are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 3, Buyer is purchasing the Purchased Assets on an “as-is, where-is” basis. Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any assets other than the Purchased Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

4. Representations and Warranties of Buyer. Buyer, KRDS, Kris, Ramesh and Dilip hereby represent and warrant, as applicable, the following to be true and correct in all respects as of the Closing Date:

4.1 Power and Authority. Buyer and KRDS each represents, as to itself, that it has full corporate power and authority to enter into and perform this Agreement, and all of the transactions contemplated by this Agreement. Each of Buyer, KRDS, Kris, Ramesh and Dilip represents, as to itself or himself, that this Agreement, and each other Transaction Document to be executed by it or him, when executed and delivered by it or him, will be, a legal, valid and binding obligation of it or him, as the case may be, enforceable against it or him in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally.

4.2 No Conflict. Each of Buyer and KRDS represents, as to itself, that the execution and the delivery by it of this Agreement and the other Transaction Documents to which it is or will be a party, do not, and the consummation of the transactions contemplated herein and therein and compliance with the provisions hereof and thereof will not, conflict with, result in a breach of, or constitute a default (with or without notice or lapse of time, or both) under or violation of, any provision of the Articles of Incorporation or Bylaws of Buyer or KRDS, as applicable. Except for such consents, authorizations, filings, and approvals required by applicable laws or regulations, no consent of any third party is required to be obtained on the part of Buyer or KRDS, as applicable, to permit the consummation of the transactions contemplated in this Agreement or the other Transaction Documents to which Buyer or KRDS, as applicable, is or will be a party.

5. Post-Closing Covenants.

5.1 Transfer of Intellectual Property and Domain Names. Seller agrees to cooperate with Buyer to effectuate the Transfer of all of the Intellectual Property. Buyer shall be responsible for all fees and charges necessary for the Transfer of the Intellectual Property.

5.2 Use of Name. Promptly after the Closing Date, Seller agrees to remove the name “Litronic” from all corporate names and to cease using the name “Litronic” to conduct business.

5.3 Monthly Sales Reports. In furtherance of Section 1.4(c) and until all such Inventory is sold, Buyer agrees to provide SFLK with a monthly detailed report of sales of Inventory by finished good part number.

5.4 Indemnification.

(a) Indemnification by Seller. Seller shall indemnify and hold Buyer harmless in respect of any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions) reasonably incurred by Buyer, in connection with each and all of the following:

(i) Any breach of any representation or warranty made by Seller in this Agreement;

(ii) The breach of any covenant, agreement or obligation of Seller contained in this Agreement or any other instrument contemplated by this Agreement;

(iii) Any misrepresentation contained in any statement, instrument or certificate furnished by Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement; and

(iv) Any claims against, or liabilities or obligations of, Seller other than the Assumed Liabilities.

(b) Indemnification by Buyer. Buyer shall indemnify and hold Seller harmless in respect of any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by Seller, in connection with each and all of the following:

(i) Any breach of any representation or warranty made by Buyer in this Agreement;

(ii) The breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any other instrument contemplated by this Agreement;

(iii) The Assumed Liabilities; and

(iv) Any misrepresentation contained in any statement, instrument or certificate furnished by Buyer pursuant to this Agreement.

(c) Manner of Indemnification. All indemnification by Buyer shall be effected by payment of cash or delivery of a bank cashier’s check in the amount of the indemnification liability. All indemnification by Seller may be effected, at the election of Buyer, by the payment of cash or delivery of a bank cashier’s check or out of a holdback and/or set-off against monies otherwise payable to Seller pursuant to clause (c) of Section 1.4.

5.5 Utilities. Seller agrees to reimburse KRDS for all utility bills related to the Lease for amounts accrued prior to the Closing Date, with such reimbursement to occur within 10 days following the Closing Date.

5.6 Access to Employees and Contractors. During the period from the Closing Date through March 31, 2007: (i) Seller shall not, directly or indirectly, take any action to prohibit or discourage any of Seller’s employees, contractors or consultants from providing services to Buyer; and (ii) Buyer shall not, directly or indirectly, and shall not permit Kris, Ramesh or Dilip to take any action to prohibit or discourage any of Buyer’s employees, contractors or consultants from providing services to Seller; provided that in each case such employees, contractors or consultants may be prohibited from disclosing confidential information to Buyer or Seller, respectively.

5.7 Inventory Adjustment. Promptly after the Closing Date, Seller agrees to cooperate with Buyer to perform a count or confirmation of all inventory located at the Litronic Facility that will constitute a part of the Purchased Assets as of the Closing Date and, if mutually agreed, Seller and Buyer shall revise Part 1.1(d) of Exhibit A accordingly.

6. Termination of Lease. Effective as of the Closing Date, and pursuant to Section 35 of the Lease, KRDS hereby terminates and cancels the Lease in its entirety. KRDS hereby further acknowledges and agrees that, except as otherwise provided in this Agreement, any and all obligations and Liabilities of SFLK and Litronic, including their respective affiliates, officers, directors, employees, agents, successors and assigns, related to, or arising from, the Lease or occupancy of the premises related thereto are hereby extinguished. Notwithstanding the foregoing, if a court of competent jurisdiction declares the Transfer of Purchased Assets from Seller to Buyer invalid, the termination contained in this Section 6 shall be null and void and the parties shall be restored to their positions as if this Agreement had not been entered into.

7. Waiver and Release. KRDS hereby releases Seller, including its respective affiliates, officers, directors, employees, agents, successors and assigns, of and from any and all claims, demands, damages, Liabilities, accounts, costs, expenses, liens, actions and causes of action of every kind and nature whatsoever, at law and in equity, whether now known or unknown, which either party may now have, or may hereafter have, arising out of any matter, cause, act or omission whatsoever occurring or existing at any time prior to and including the date of this Agreement, including, without limitation, any claim or Liability related to the Lease, the termination thereof or occupancy of the premises related thereto, except as expressly provided in this Agreement. KRDS each hereby further acknowledges and agrees that the consideration set forth in this Agreement is in full and complete satisfaction of all obligations and responsibilities of Seller related to, or arising from, the Lease. Notwithstanding the foregoing, if a court of competent jurisdiction declares the Transfer of Purchased Assets from Seller to Buyer invalid, the waiver and release contained in this Section 7 shall be null and void and the parties shall be restored to their positions as if this Agreement had not been entered into. Kris, Ramesh and Dilip each hereby acknowledges and affirms the releases given by them in their Separation Agreements with Seller.

8. Miscellaneous.

8.1 Waiver; Amendments. The failure of any party to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right or claim granted or arising hereunder or of the future performance of any such term, covenant, or condition, and such failure shall in no way affect the validity of this Agreement or the rights and obligations of the parties hereto. This Agreement may not be modified, amended or supplemented except by an agreement in writing signed by all of the parties hereto.

8.2 Assignability and Binding Effect; Third Parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder may not be assigned by Seller. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

8.3 Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflict of laws rules or choice of laws rules thereof.

8.4 Notices. All notices and other communications hereunder will be in writing and will be deemed given (a) upon receipt if delivered personally (or if mailed by registered or certified mail), (b) the day after dispatch if sent by overnight courier, (c) upon dispatch if transmitted by telecopier or other means of facsimile transmission (and confirmed by a copy delivered in accordance with clause (a) or (b)), properly addressed to the parties at the following addresses:

Seller:	SAFLINK Corporation Attn: President 12413 Willows Road NE, Suite 300 Kirkland, WA 98034 Facsimile: (425) 278-1300

With a copy to:	DLA Piper US LLP Attn: Michael Hutchings 701 Fifth Avenue, Suite 7000 Seattle, WA 98104 Facsimile: (206) 839-4801

Buyer, KRDS, Kris, Ramesh or Dilip:	RDSK, Inc.
Attn: Kris Shah 17861 Cartwright Road Irvine, CA 92620 Facsimile: (949) 851-8679

With a copy to:	Rutan & Tucker LLP Attn: Gregg Amber 611 Anton Boulevard Suite 1400 Costa Mesa, CA 92626 Facsimile: (714) 546-9035

Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

8.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument notwithstanding that all parties are not signatories to each counterpart.

8.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and shall supersede all prior negotiations, understandings and agreements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SELLER:

SAFLINK CORPORATION	LITRONIC, INC.

By:	By:
Name:	Name:
Title:	Title:

BUYER:

RDSK, INC.

By:
Name:
Title:

For Purposes of Sections 6 and 7 only:

KRDS, INC.

By:
Name:
Title:

For Purposes of Sections 4 and 7 only:

Kris Shah

Ramesh Shah

Dilip Shah

[Signature page to Asset Purchase Agreement.]